Exhibit 3.1
CERTIFICATION OF AMENDMENT AND RESTATEMENT OF THE
EXCESS BENEFIT PLAN OF
JOHNSON & JOHNSON AND AFFILIATED COMPANIES
(2020 Restatement)

This restatement of the Excess Benefit Plan of Johnson & Johnson and Affiliated Companies, effective January 1, 2020, except as otherwise provided, incorporates all amendments adopted since January 1, 1983, and includes certain other changes and clarifications. This restatement has been approved by the Pension and Benefits Committee of Johnson & Johnson.

ON BEHALF OF THE PENSION AND BENEFITS COMMITTEE OF JOHNSON & JOHNSON
Dated: 12/22/2020	/s/ Warren Luther WARREN LUTHER Member

EXCESS BENEFIT PLAN OF

JOHNSON & JOHNSON AND AFFILIATED COMPANIES
(Amended and restated effective January 1, 2020, except as otherwise provided)

EXCESS BENEFIT PLAN OF

JOHNSON & JOHNSON AND AFFILIATED COMPANIES
TABLE OF CONTENTS

2

Article I.

INTRODUCTION
The Excess Benefit Plan of Johnson & Johnson and Affiliated Companies (the “Plan”) is an unfunded, nonqualified deferred compensation arrangement. The purpose of the Plan is to restore retirement benefits to eligible participants, and beneficiaries of eligible participants, whose benefits under the Consolidated Retirement Plan of Johnson & Johnson (the “CRP”) or the Johnson & Johnson Retirement Plan for Puerto Rico Employees (the “PR Plan”) (each referred to as the “Qualified Plan”) are reduced by limitations imposed by Code Section 415 (limit on annual benefits), Code Section 401(a)(17) (compensation limit) or similar laws under the Puerto Rico Internal Revenue Code of 2011, as amended.
The Plan was initially effective January 1, 1983, and has been subsequently amended from time to time, including to comply with the requirements of Code Section 409A, to reflect the CRP’s “retirement value” formula (“RVP Formula”), and to reflect the spinoff of the PR Plan from the CRP. The Plan is now amended and restated, effective January 1, 2020, except as otherwise provided, to incorporate prior amendments and to include certain clarifications.
Participation in the Plan is limited to a select group of management and highly compensated employees of Johnson & Johnson and its affiliates.

Article II.

DEFINITIONS
Whenever used herein, the following terms shall have the meanings set forth below, unless otherwise expressly provided herein or unless a different meaning is plainly required by the context. Capitalized terms not defined herein shall have the respective meanings set forth in the plan document for the Qualified Plan.
2.01    “Beneficiary”
means, with respect to a Participant, the person or persons entitled to receive the death benefit, if any, payable with respect to the Participant under the Plan. For pre-retirement death benefits, a Participant’s Beneficiary shall be the beneficiary designated under the Qualified Plan for the applicable benefit. For post-retirement death benefits (available only with respect to benefits accrued under the FAP Formula), the Beneficiary shall be the person or persons designated by the Participant in connection with his or her payment election. Unless a successor beneficiary has been properly designated in accordance with procedures established by the Plan Administrator, any amounts payable to a Beneficiary after the Beneficiary’s death shall be paid to the Beneficiary’s estate.
2.02    “Code”
means the Internal Revenue Code of 1986, as amended.
2.03    “Controlled Group”
has the same meaning as under the Qualified Plan.
2.04    “CRP”
means the Consolidated Retirement Plan of Johnson & Johnson, as in effect and amended from time to time.
2.05    “Employer”
means Johnson & Johnson and each Controlled Group member that is designated as a participating Employer under the Qualified Plan.
2.06    “ERISA”
means the Employee Retirement Income Security Act of 1974, as amended.
2.07    “FAP 409A Benefit”

means, for a Participant who is eligible to receive an Excess FAP Benefit (as defined in Section 4.01(a), below) under the Plan, the portion, if any, of the Participant’s Excess FAP Benefit that exceeds the Participant’s Grandfathered Benefit.
2.08    “FAP Formula”
means the final average pay formula under the Qualified Plan.
2.09    “Grandfathered Benefit”
means, for a Participant, the benefit under the Plan that was accrued, earned, and vested as of December 31, 2004 (determined in a manner consistent with Treas. Reg. Section 1.409A-6). A Participant’s Grandfathered Benefit is governed by the terms of the Plan in effect as of October 3, 2004.
2.10    “Participant”
means an employee of the Employer who is eligible to participate in the Plan pursuant to Section 3.01 (“Eligibility”) and whose participation has not ended as provided in Section 3.02 (“Period of Participation”).
2.11    “Payment Start Date”
means the date as of which payments are scheduled to begin under Section 4.02 (“Time and Form of Payment”).
2.12    “Pension and Benefits Committee”
has the same meaning as under the Qualified Plan.
2.13    “Plan”
means this Excess Benefit Plan of Johnson & Johnson and Affiliated Companies, as set forth herein and amended from time to time.
2.14    “Plan Administrator”
means the Pension and Benefits Committee or its designee or any successor appointed by Johnson & Johnson.
2.15    “PR Plan”
means the Johnson & Johnson Retirement Plan for Puerto Rico Employees, as in effect and amended from time to time.
2.16    “Qualified Plan”
means the CRP or the PR Plan, as applicable.

2.17    “RVP Formula”
means the retirement value formula under the Qualified Plan.
2.18    “Separation From Service”
means, for a Participant, the Participant’s “separation from service” under Code Section 409A.
2.19    “Statutory Limitations”
means the limitations imposed by (a) Code Section 415 on the amount of annual retirement benefits payable to employees from the Qualified Plans, (b) Code Section 401(a)(17) on the amount of annual compensation that may be taken into account under the Qualified Plans, and (c) for the PR Plan, analogous limitations under the Puerto Rico Internal Revenue Code of 2011, as amended.

Article III.

ELIGIBILITY AND PARTICIPATION
3.01    Eligibility
An individual who is a participant in a Qualified Plan shall become a Participant in the Plan upon either (a) having compensation under a Qualified Plan that exceeds the Statutory Limitation or (b) accruing a benefit under a Qualified Plan that exceeds the Statutory Limitation on benefits that may be paid from such Qualified Plan, in each case unless the Plan Administrator determines that such individual is not part of a select group of management or highly compensated employees.
3.02    Period of Participation
An individual who becomes a Participant shall continue to be a Participant until his benefit is forfeited or paid in full.

Article IV.

BENEFITS
4.01    Amount of Benefits
. The benefit under the Plan is based on the excess of the amount (if any) that would be payable under the Qualified Plan if not for the Statutory Limitations over the amount actually payable under the Qualified Plan. Such benefit may consist of an Excess FAP Benefit, an Excess RVP Benefit, or both, determined as follows:
(a)    Excess FAP Benefit. To the extent a Participant accrued Qualified Plan benefits under the FAP Formula, the amount payable under the Plan (the “Excess FAP Benefit”) is expressed as a monthly amount equal to the excess, if any, of:
(i)    The monthly benefit that would have been payable under the Qualified Plan’s FAP Formula to or on behalf of the Participant, commencing as of the Payment Start Date, if not for the Statutory Limitations; over
(ii)    The monthly benefit actually payable under the Qualified Plan’s FAP Formula commencing at the same time and in the same form (without regard to the Participant’s actual time or form of payment under the Qualified Plan).
(b)    Excess RVP Benefit. To the extent a Participant accrued Qualified Plan benefits under the RVP Formula, the amount payable under the Plan (the “Excess RVP Benefit”) is expressed as a lump sum equal to the excess, if any, of:
(i)    The benefit that would have been payable in a lump sum under the Qualified Plan’s RVP Formula to or on behalf of the Participant, commencing as of the Payment Start Date, if not for the Statutory Limitations; over
(ii)    The benefit actually payable under the Qualified Plan’s RVP Formula at the same time and in the same form (without regard to the Participant’s actual time or form of payment under the Qualified Plan).
4.02    Time and Form of Payment
(a)    Excess FAP Benefit. If a Participant has a Grandfathered Benefit, such Grandfathered Benefit shall be paid at the same time and in the same form as the Participant’s benefit under the Qualified Plan, unless some other form of payment is authorized by the Plan Administrator in accordance with terms of the Plan in effect on October 3, 2004. The Participant’s FAP 409A Benefit, if any, shall be paid in the annuity form prescribed by subsection (c), below, commencing on the first day of the month coincident with or next following the later of the Participant’s 55th birthday or the Participant’s Separation From Service; provided, however, that the

FAP 409A Benefit for a former Pfizer Consumer who was eligible to receive a lump sum under the Pfizer plan shall be paid in a lump sum.
(b)    Excess RVP Benefit. Except as provided below in the event of death, a Participant’s Excess RVP Benefit shall be paid in a lump sum on the first day of the seventh month after the Participant’s Separation From Service.
(c)    Annuity Form for FAP 409A Benefit. Unless otherwise elected by the Participant in accordance with this subsection (c), the annuity form for a Participant’s FAP 409A Benefit shall be (I) a single life annuity if the Participant is not treated as married under the Qualified Plan as of the Payment Start Date, or (II) an actuarially equivalent joint and 50% surviving spouse annuity if the Participant is treated as married under the Qualified Plan as of the Payment Start Date. A Participant may elect in writing, in such manner at such times as permitted by the Plan Administrator to receive the FAP 409A Benefit in any actuarially equivalent annuity form of payment that is available under the Qualified Plan, other than the Level Income Options, provided that such election satisfies each of the following conditions:
(i)    The change in the form of payment complies with Treas. Reg. Section 1.409A-2(b)(2)(ii); and
(ii)    The Plan Administrator receives the Participant’s election before the Payment Start Date; and
(iii)    The Participant’s election is complete and in good order, as determined by the Plan Administrator.
Actuarial equivalence shall be determined using the assumptions prescribed by the Qualified Plan.
4.03    Automatic Cash-Out of Small Benefits
If the actuarial present value of a Participant’s Grandfathered Benefit, FAP 409A Benefit, or Excess RVP Benefit (or, following the Participant’s death, the actuarial present value of the Beneficiary’s death benefit) is less than $5,000 as of the applicable Payment Start Date, such benefit (or, if applicable, the Beneficiary’s total benefit) shall be paid in a lump sum on the applicable Payment Start Date. For purposes of this rule, actuarial present value shall be calculated using the Qualified Plan’s actuarial assumptions for small benefit cash-outs (as in effect as of the applicable determination date).

4.04    Rehired Participants
If a Participant has a Separation From Service and is later rehired by an Employer, the following rules shall apply:
(a)    If the Participant had earned a vested benefit under the Plan at the time of his first Separation From Service, the vested benefit that the Participant had earned at the time of his first Separation From Service shall be paid at the same time and in the same form as if the Participant had not returned to service; provided that Grandfathered Benefits shall be subject to the suspension rules that were in effect as of October 3, 2004. Any additional vested benefit that the Participant earns after his return to service shall be paid as provided in the Plan upon his subsequent Separation From Service or death, without regard to his first Separation From Service.
(b)    If the Participant had not earned a vested benefit under the Plan at the time of his first Separation From Service, but the Participant returns to service with an Employer and earns a vested benefit after his return to service, the Participant’s vested benefit under the Plan shall be paid as provided in the Plan upon his subsequent Separation From Service or death, without regard to his first Separation From Service.
(c)    The break-in-service rules and other terms of the Qualified Plan shall determine to what extent (if at all) any service or compensation the Participant had earned at the time of his first Separation From Service is forfeited or is taken into account in calculating the amount of the Participant’s benefit under the Plan after his return to service.

Article V.

VESTING
Benefits under the Plan shall be subject to the same vesting conditions as apply under the Qualified Plan. If a Participant has a Separation From Service before his benefit under the Qualified Plan is fully vested, no benefit shall be payable under this Plan with respect to the unvested portion.

Article VI.

DISABILITY AND DEATH
6.01    Disability
If a Participant continues to accrue benefits under the Qualified Plan’s disability provisions after the Payment Start Date required by this Plan, payment of the Participant’s Plan benefit shall commence as of the Payment Start Date required by this Plan (which, in the case of benefits under the FAP Formula, shall be calculated based on a projection of the Statutory Limitations under the Qualified Plan) and such additional accruals shall be paid (a) if accrued under the FAP Formula, when the Participant stops accruing benefits under the Qualified Plan, and (b) if accrued under the RVP Formula, on an annual basis. Such additional disability accruals, if any, are intended to be exempt from the requirements of Section 409A of the Code by reason of being disability pay under Treas. Reg. Section 1.409A-1(a)(5). This provision shall be construed and administered consistently with the intent to comply with the requirements of Section 409A of the Code while providing a total benefit under this Plan and the Qualified Plan combined that has the same value as the benefit that would be payable under the Qualified Plan if not for the Statutory Limitations.
6.02    Death
If a Participant dies before the Payment Start Date prescribed by the Plan, the only benefit payable under the Plan to or on behalf of such Participant shall be a death benefit under this Section 6.02. Such death benefit shall be the excess, if any, of the death benefit that would be payable under the Qualified Plan if not for the Statutory Limitations over the actual death benefit payable under the Qualified Plan, subject to the following rules:
(a)    FAP Formula.
(i)    If the Participant is treated as married under the Qualified Plan as of the date of his death, the only death benefit with respect to the FAP Formula shall be the excess, if any, of the pre-pension survivor annuity that would be payable under the Qualified Plan if not for the Statutory Limitations over the pre-retirement survivor annuity that is actually payable under the Qualified Plan at the same time and in the same form (without regard to the actual time or form of payment under the Qualified Plan). Payment shall begin as of the later of the first day of the month coincident with or next following the later of the Participant’s death or the date the Participant would have attained age 55. For purposes of the Plan, any election to waive the pre-pension survivor annuity under the Qualified Plan shall be disregarded.
(ii)    If the Participant is not treated as married under the Qualified Plan as of the date of his death, no death benefit shall be payable under the Plan unless the Participant qualifies for a 60-Month Survivor Pension under the Qualified Plan. If the Participant qualifies for a 60-Month Survivor Pension under the Qualified Plan, the Participant’s Beneficiary shall receive a corresponding monthly benefit under this Plan, commencing as of the first day of the month coincident with or next following the Participant’s death, in an amount equal to the excess, if any, of the monthly benefit that would be payable under the Qualified Plan if not for the Statutory Limitations (and if such death benefit under the Qualified Plan were payable on a monthly basis) over the actual monthly benefit payable under the Qualified Plan (determined without regard to Qualified Plan provisions requiring payment in a lump sum or other form). If the Beneficiary dies prior to receiving all 60 payments, the remaining payments shall be paid to the secondary Beneficiary named by the Participant, if any, or else to the designated Beneficiary’s estate.
(b)    RVP Formula. If a Participant dies before the payment date prescribed by Section 4.02(b) (“Excess RVP Benefit”), the Participant’s Excess RVP Benefit (if any) shall be paid to his Beneficiary in a lump sum as of the first day of the month coincident with or next following the Participant’s death.
(c)    Actual Payment Date for Death Benefits. Payment of death benefits may be delayed, without interest, to the extent the Plan Administrator determines to be necessary to identify the Beneficiary and arrange for payment, provided that payment is made by December 31 of the first calendar year that starts after the Participant’s death or such later date as may be permitted by IRS guidance under Code Section 409A.

Article VII.

UNFUNDED PLAN
7.01    No Plan Assets
Benefits provided under this Plan are unfunded obligations of Johnson & Johnson. Nothing contained in this Plan shall require Johnson & Johnson to segregate any monies from its general funds, to create any trust, to make any special deposits, or to purchase any policies of insurance with respect to such obligations. If Johnson & Johnson elects to purchase individual policies of insurance on one or more of the Participants to help finance its obligations under this Plan, such individual policies and the proceeds of the policies shall at all times remain the sole property of Johnson & Johnson and neither the Participants whose lives are insured nor their Beneficiaries shall have any ownership rights in such policies of insurance.
7.02    Top-Hat Plan Status
The Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA Sections 201(2), 301(a)(3), and 401(a)(1).

Article VIII.

PLAN ADMINISTRATION
8.01    Plan Administrator’s Powers
The Plan Administrator shall have all powers as may be necessary to carry out the provisions of the Plan. Without limiting the generality of the foregoing, the Plan Administrator shall have discretionary authority to determine eligibility for Plan benefits, and the amount and payment terms thereof, to construe and interpret the Plan, and to determine all questions arising in the administration of the Plan, and the Plan Administrator may from time to time establish rules for the administration of the Plan. Actions by the Plan Administrator shall be final, conclusive and binding on all Participants, Beneficiaries, and others making claims under the Plan. Individuals serving in the capacity of the Plan Administrator shall not be subject to individual liability with respect to this Plan.
8.02    Delegation of Administrative Authority
To the extent permitted by applicable law, the Plan Administrator may designate persons to assist in carrying out its duties, and may allocate responsibilities to one or more persons as “designated administrators.” All references to the Plan Administrator shall include the Plan Administrator’s designee, unless the contrary is clearly indicated.
8.03    Engaging Third Parties to Assist with Plan Administration
Johnson & Johnson and the Plan Administrator may employ or engage such agents, accountants, actuaries, counsel, other experts and other persons as it deems necessary or desirable in connection with the interpretation and administration of this Plan. None of the Plan Administrator, Johnson & Johnson, or any of its committees, officers, directors and employees shall be liable for any action taken, suffered or omitted by them in good faith in reliance upon the advice or opinion of any such agent, accountant, actuary, counsel or other expert. All action so taken, suffered or omitted shall be conclusive upon each of them and upon all other persons interested in this Plan.
8.04    Privilege
To the extent that the Plan Administrator or Johnson & Johnson or an affiliate, committee, employee, member, affiliate or representative consults with legal counsel in connection with the design or administration of the Plan, the attorney-client relationship shall be exclusively between such counsel and the party engaging counsel. No employee, former employee, Participant, Beneficiary, or other individual shall be a party to such attorney-client relationship (other than to the extent such individual was involved in engaging counsel). Except as determined by the Plan Administrator or Johnson & Johnson, the party engaging counsel shall preserve all rights to maintain the confidentiality of their communications with advisers, including the attorney-client privilege, to the full extent permitted by law.

8.05    Proof of Right to Receive Benefits
The Plan Administrator (or its delegate) may require proof of death or disability of any Participant, former Participant or Beneficiary and evidence of the right of any person to receive any Plan benefit.
8.06    Tax Withholding
Johnson & Johnson may withhold (or cause to be withheld) from benefits under this Plan any taxes or other amounts that Johnson & Johnson determines are required by law to be withheld. Johnson & Johnson may deduct (or cause to be deducted) from the unpaid portion of a Participant’s (or Beneficiary’s) benefit any tax that Johnson & Johnson reasonably determines to be due with respect to the benefit, and an amount sufficient to pay applicable withholding on imputed income. Alternatively, Johnson & Johnson may require the Participant or Beneficiary to remit to Johnson & Johnson or its designee an amount sufficient to satisfy any applicable federal, state, and local income and employment tax with respect to the Participant’s benefit, or Johnson & Johnson may withhold such amount from other compensation. Regardless of the amount withheld or reported, the Participant or Beneficiary shall remain responsible at all times for paying all federal, state, local, and foreign income and employment taxes with respect to benefits under this Plan (including taxes on imputed income) except for the employer’s portion of employment taxes. In no event shall Johnson & Johnson or any employee or agent of Johnson & Johnson be liable for any interest or penalty that a Participant or Beneficiary incurs by failing to make timely payments of tax.
8.07    Claims Procedures
A Participant or Beneficiary (or his duly authorized representative) who believes that he is being denied a benefit to which he is entitled under the Plan (referred to in this Section 8.07 as a “Claimant”) may file a written request with the claims administrator designated by the Plan Administrator (the “Claims Administrator”) setting forth the claim. The Claims Administrator shall consider and resolve the claim as set forth below.
(a)    Time for Response. The Claims Administrator shall render a decision within 90 days after receiving the claim; provided that if the Claims Administrator needs additional time, the period may be extended by up to 90 additional days. The Claims Administrator shall notify the Claimant of any extension and the expected response date.
(b)    Denial. If the claim is denied in whole or part, the Claims Administrator shall notify the Claimant of its decision in writing, setting forth (i) the reason(s) for such denial, (ii) reference to relevant provision(s) of this Plan on which such denial is based, (iii) a description and explanation of any additional material or information necessary for the Claimant to perfect the claim, and (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
(c)    Request for Review. Within 60 days after receiving notice of a claim denial, the Claimant may request in writing that an appeals administrator designated by the Plan Administrator (the “Appeals Administrator”) review the determination. The Claimant may, but need not, submit written comments, documents, records, and other information relating to the claim. Upon request (and free of charge), the Claimant shall be provided reasonable access to, and copies of, all documents, records, and other information relevant to the benefit determination. If the Claimant does not request a review of the initial determination within such 60-day period, the Claimant shall be barred from challenging the determination.
(d)    Time to Respond to Request for Review. The Appeals Administrator shall render a decision within 60 days after receiving the request for review; provided that if the Appeals Administrator needs additional time, the period may be extended by up to 60 additional days. The Appeals Administrator shall notify the Claimant of any extension, the reason therefor, and the expected response date. If the Appeals Administrator needs additional information, the period for reviewing the benefit determination shall be tolled until the Claimant responds to the request for additional information (or, if the Claimant fails to respond, until the Claimant’s response is due).
(e)    Full and Fair Review. The Appeals Administrator’s review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the request for review, without regard to whether such information was submitted or considered in the initial benefit determination.
(f)    Decision on Review. All decisions on review shall be final and binding with respect to all concerned parties. If the appeal is denied, the Appeals Administrator shall notify the Claimant of its decision in writing, setting forth (i) the reason(s) for the decision, (ii) reference to relevant Plan provision(s) upon which the adverse determination is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information, relevant to the Claimant’s claim for benefits, and (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).
8.08    Limitations and Forum Selection.
The limitations period prescribed by the Qualified Plan (generally two years after a claim is repudiated) and the forum selection provisions of the Qualified Plan shall apply with respect to all claims under this Plan.

Article IX.

AMENDMENT AND TERMINATION
9.01    Amendment and Termination
Johnson & Johnson, through the Pension and Benefits Committee, reserves the right, at any time and from time to time, including retroactively if deemed necessary or appropriate, to amend or terminate in whole or in part any or all provisions of the Plan; provided that (i) no amendment or termination shall reduce a Participant’s or Beneficiary’s accrued benefit under this Plan (it being understood that a reduction under this Plan that is caused by a corresponding increase in the amount payable under the Qualified Plan shall not be treated as an impermissible reduction), and (ii) no amendment or termination shall change the time or form of payment of benefits under the Plan in a manner that results in a tax under Code Section 409A.
An amendment to, or termination of, a Qualified Plan shall not be deemed to be an amendment to this Plan, and shall not be subject to the restrictions under this Section 9.01, even if such amendment or termination affects the benefit provided under this Plan.
9.02    Payments Upon Plan Termination
To the extent permitted by Code Section 409A, benefits accrued under the Plan shall be paid upon termination of the Plan. Payments shall be made in a manner that is reasonably designed to avoid tax under Code Section 409A.

Article X.

MISCELLANEOUS
10.01    Construction
For purposes of the Plan, unless the contrary is clearly indicated by the context:
(a)    The use of the masculine gender shall also include within its meaning the feminine and vice versa;
(b)    The use of the singular shall also include within its meaning the plural and vice versa;
(c)    The word "include" shall mean to include, but not to be limited to; and
(d)    Any reference to a statute or section of a statute shall further be a reference to any successor or amended statute or section, and any regulations or other guidance of general applicability issued thereunder.
10.02    No Alienation or Transfer of Benefits
No amount payable under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether presently or subsequently payable, shall be void. Except as required by law, no benefit payable under this Plan shall in any manner be subject to garnishment, attachment, execution or other legal process, or be liable for or subject to the debts or liability of any Participant or Beneficiary.
10.03    Section 409A Compliance
(a)    The Plan is intended to comply with the requirements of Code Section 409A, to avoid tax thereunder, and shall be administered, construed, and interpreted consistently with such intent. Johnson & Johnson does not warrant that the Plan will comply with Code Section 409A with respect to any Participant or with respect to any payment. In no event shall any Controlled Group member; any director, officer, or employee of a Controlled Group member (other than the Participant); or any member of Johnson & Johnson be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of the Plan’s failure to satisfy the requirements of Code Section 409A, or as a result of the Plan’s failure to satisfy any other requirements of applicable tax laws.
(b)    Six-Month Delay. Notwithstanding any other provision of the Plan, no portion of a Specified Employee’s FAP 409A or Excess RVP Benefit that is payable upon Separation From Service shall be paid before the earlier of the seventh month after such Separation From Service or the Participant’s death. If a delay is required by this provision, payment shall commence within 30 days after the delay period ends, and all amounts (if any) that otherwise would have been made paid during the delay period shall be included, without interest, with the first payment. For purposes of this Plan, “Specified Employee” means a specified employee described in Code Section 409A(a)(2)(B)(i), as determined by Johnson & Johnson in accordance with its procedures for identifying specified employees.
(c)    Administrative Adjustments to Payment Date. A payment shall be treated as being made on the date when it is due under the Plan if the payment is made (i) within 30 days before the specified due date (subject to the six-month delay rule described in subsection (b), above), or (ii) on or after the specified due date and by the latest of (A) the last day of the calendar year in which the due date occurs, (B) the 15th day of the third calendar month following the specified due date, or (C) such later date (if any) as is permitted by IRS guidance of general applicability under Code Section 409A. The actual date of any payment shall be determined by the Plan Administrator, in its sole discretion, and interest shall not be owed or paid with respect to any amount that is paid by the deadline prescribed by this paragraph.
10.04    Scrivener’s Error
An individual’s right to any benefit under the Plan shall be determined in accordance with the terms of this document; provided, however, that this document shall be applied and interpreted without regard to any scrivener’s error (as described in the next following sentence) in this document or any other document of the Plan. The determination of whether a scrivener’s error has occurred shall be made by the Pension and Benefits Committee, in the exercise of its best judgment and sole discretion, based on its intent as settlor of the Plan (or, if applicable, its understanding of Johnson & Johnson’s intent as Plan sponsor), and taking into account such evidence, written or oral, as it deems appropriate or helpful. The Pension and Benefits Committee is authorized to correct any scrivener’s error that it discovers in this document or in any other document of the Plan.
10.05    Recovery of Overpayment
If the Plan Administrator determines that an overpayment or incorrect payment or distribution has been made to a Participant, spouse, Beneficiary or other person, the Plan Administrator shall take such steps as it deem appropriate under the relevant facts and circumstances to recover such payments with interest. Without limiting the generality of the foregoing, and subject to the requirements under Code Section 409A, overpayments that are not repaid, and associated interest, may be recovered by an offset against subsequent payments otherwise becoming due under the Plan. The remedies under this Section 10.05 shall not be exclusive.
10.06    Address Records
Each Participant and alternate payee shall keep the Plan Administrator informed of their post office address and the post office address of their spouse or other Beneficiary. Any communication, statement or notice from the Plan Administrator or its designee addressed to a Participant, spouse, Beneficiary or alternate payee at their last post office address filed with the Plan Administrator, or if no address is filed with the Plan Administrator, at the last post office address shown on the Employer’s or a member of the Controlled Group’s records, shall be binding on the Participant, spouse, Beneficiary or alternate payee (as applicable) for all purposes of the Plan.
10.07    Controlling State Law
Except to the extent preempted by ERISA, this Plan shall be construed in accordance with the laws of the State of New Jersey, without regard to conflict of law provisions that might otherwise point to the law of a different jurisdiction.
10.08    No Right to Employment
Nothing contained in this Plan shall be construed as a contract of employment between Johnson & Johnson (or any of its affiliates) and any individual, or to suggest or create a right in any employee to be continued in employment, or as a limit of the employer’s right to discharge any employee at any time and for any reason, with or without cause.